UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 333-112273
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                           American Home Mortgage Securities LLC
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            (Exact name of registrant as specified in its charter)

                               538 Broadhollow Road
                  Melville, New York 11747 (877) 281-5500
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               American Home Mortgage Investment Trust 2004-4,
                   Mortgage-Backed Notes, Series 2004-4
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

           Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

           Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

           Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

           Rule 12h-3(b)(1)(i)  [ ]

      Approximate number of holders of record as of the certification or notice date: 1
             -

      Pursuant to the requirements of the Securities Exchange Act of 1934, American Home Mortgage Securities LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   December 30, 2005                        BY:  /s/ Alan B. Horn
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                                                    Alan B. Horn
                                                    Executive Vice President